Form 10KSB40, Exhibit 13
period 1998-12-31
J RISH GROUP INC
filed 1999-10-07
CIK 846619

THE J. RISH GROUP, INC.
             (FORMERLY BEST OF AMERICA CORPORATION)

             CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 1998

                      J. RISH GROUP, INC.
             (FORMERLY BEST OF AMERICA CORPORATION)

               CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1998

                       TABLE OF CONTENTS


                                                           Page


INDEPENDENT AUDITORS' REPORT                                1


CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets                          2 - 3

     Consolidated Statement of Operations                   4

     Consolidated Statement of Changes in
       Stockholders' Equity (Deficit)                     5 - 6

     Consolidated Statement of Cash Flows                 7 - 8

     Notes to Consolidated Financial Statements           9 - 17

                    REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
The J. Rish Group, Inc.



We have audited the accompanying consolidated balance sheet of The J. Rish Group, Inc. (formerly Best of America Corporation) as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of The J. Rish Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The J. Rish Group, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As  explained in Note 3 to the financial statements, The J.  Rish
Group,   Inc.,  acquired  Best  of  America  Corporation   in   a
transaction accounted for as a reverse acquisition and has become the reporting entity as of December 31, 1998.



POSTLETHWAITE & NETTERVILLE


Baton Rouge, Louisiana
September 21, 1999


                        THE J. RISH GROUP, INC.
                (FORMERLY BEST OF AMERICA CORPORATION)
                        BATON ROUGE, LOUISIANA

                      CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1998



                                ASSETS


CURRENT ASSETS

Cash                                                                     $ 1,680,417
Accounts receivable, net of allowance for
  doubtful accounts of $83,104                                               400,249
Inventory                                                                     11,062
Prepaid expenses                                                              13,450
                                                                         ------------
     Total current assets                                                  2,105,178
                                                                         ------------

NON-CURRENT ASSETS

Property and equipment (at cost)
  net of accumulated depreciation of $191,703                                320,669

Land                                                                         469,150

Intangible assets (net of amortization)                                       56,239

Due from affiliates                                                          169,397
                                                                         ------------



     Total Assets                                                        $ 3,120,633
                                                                         ===========


               The accompanying notes are an integral part of this statement.



                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES

Accounts payable                                                         $ 1,683,253
Third party payor settlements                                                945,226
Accrued expenses                                                             432,736
Notes payable - current portion                                              528,690
Other liabilities                                                             78,009
                                                                         ------------
     Total current liabilities                                             3,667,914
                                                                         ------------
Note payable - net of current portion                                         46,629
                                                                         ------------

COMMITMENTS AND CONTINGENCIES                                                      -


STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $5 par value, non-voting,
  non-cumulative, non participating,
  convertible, 50,000,000 shares authorized
  432,400 shares issued and outstanding  (Notes 3 and 6)                           -
Common stock, no par value
  1,000,000,000 shares authorized,
  24,731,000 shares issued and outstanding  (Notes 3 and 6)                   80,036

Accumulated deficit  (Notes 3 and 6)                                        (673,946)
                                                                         ------------
     Total Stockholders' Equity (Deficit)                                   (593,910)
                                                                         ------------


     Total Liabilities and Stockholders' Equity (Deficit)                $ 3,120,633
                                                                         ===========


                       THE J. RISH GROUP, INC.
                (FORMERLY BEST OF AMERICA CORPORATION)
                        BATON ROUGE, LOUISIANA

                 CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1998


REVENUES
  Net patient revenue                                       $ 5,975,962
                                                            ------------
EXPENSES
  Salaries & benefits                                         3,106,797
  Contract labor                                                530,219
  Insurance                                                      60,881
  Office supplies                                               221,512
  Mangement fees                                              1,160,000
  Consulting                                                     82,149
  Rent                                                          362,060
  Repairs & maintenance                                          90,630
  Retention and recruitment of personnel                        221,303
  Utilities                                                     104,576
  Depreciation & amortization                                   139,860
  Bad debts                                                      45,351
  Transportation expense                                        121,930
  Miscellaneous expense                                          80,512
                                                            ------------
                                                              6,327,780
                                                            ------------
LOSS FROM OPERATIONS                                           (351,818)
                                                            ------------
OTHER INCOME AND (EXPENSE)
  Interest income                                                 2,610
  Miscellaneous income                                            8,646
  Interest expense                                              (58,057)
                                                                (46,801)

NET LOSS                                                    $  (398,619)
                                                            =============
Loss per share:                                             $     (0.04)
                                                            =============
Weighted average shares outstanding                           9,215,000
                                                            =============

      The accompanying notes are an integral part of this statement.


                                 THE J. RISH GROUP, INC.
                         (FORMERLY BEST OF AMERICA CORPORATION)
                                 BATON ROUGE, LOUISIANA

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                      YEAR ENDED DECEMBER 31, 1998





                                                  Common Stock               Paid in        Common Stock
                                              Shares       Amount            Capital        Subscriptions



Balance, December 31, 1997,
  Best of America Corporation               9,129,000     $ 1,348,930       $ 26,647        $  (998,000)

     Two for one stock split                        0               0              0                  0

Cancelation of common
  stock subscriptions                        (998,000)       (998,000)             0            998,000

Stock options exercised                       600,000          96,000              0                  0

Adjustment for acquisition  (Note 3)       16,000,000        (366,894)       (26,647)                 0

Net (loss) for the year                             0               0              0                  0
                                           ----------     -----------       ---------       ------------

Balance, December 31, 1998                 24,731,000     $    80,036       $      0        $         0
                                           ==========     ============      ==========      ============



                                 THE J. RISH GROUP, INC.
                         (FORMERLY BEST OF AMERICA CORPORATION)
                                 BATON ROUGE, LOUISIANA

        CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) - CONTINUED
                                      YEAR ENDED DECEMBER 31, 1998



                                                            Preferred Stock
                                                                               Discount
                                             Preferred       Stock              Below           Accumulated
                                              Shares         Amount              Par              Deficit           Total



Balance, December 31, 1997,
  Best of America Corporation                 216,200     $ 2,162,000      $  (1,732,532)       $ (631,051)     $  175,994

     Two for one stock split                  216,200               0                  0                 0               0

Cancelation of common
  stock subscriptions                               0               0                  0                 0               0

Stock options exercised                             0               0                  0                 0          96,000

Adjustment for acquisition  (Note 3)                0      (2,162,000)         1,732,532           355,724        (467,285)

Net (loss) for the year                             0               0                  0          (398,619)       (398,619)
                                              --------    ------------     --------------       -----------     -----------

Balance, December 31, 1998                    432,400     $         0      $           0        $ (673,946)     $ (593,910)
                                              ========    ============     ===============      ============    ===========


                   THE J. RISH GROUP, INC.
         (FORMERLY BEST OF AMERICA CORPORATION)                Page 1 of 2
                   BATON ROUGE, LOUISIANA

            CONSOLIDATED STATEMENT OF CASH FLOWS
                YEAR ENDED DECEMBER 31, 1998



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                   $  (398,619)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
      Depreciation and amortization                              139,860
      Provision for bad debts                                     45,351
      Changes in assets and liabilities:
      Decrease in accounts receivable                            307,155
      Increase in prepaid                                         (5,601)
      Increase in third party settlements                        945,226
      Increase in accounts payable and
        accrued expenses                                       1,137,418
      Increase in other liabilities                               26,336
                                                             -----------
          Net cash provided by operating activities            2,197,126
                                                             -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase receivable from affiliates                           (168,668)
  Acquisition of cash from purchase                                1,911
  Acquisition of intangibles                                     (79,218)
Acquisition of office equipment                                 (276,283)
                                                             -----------
          Net cash used in investing activities                 (522,258)
                                                             -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable                                     (35,555)
                                                             -----------
          Net cash used in financing activities                  (35,555)
                                                             -----------
Increase in cash                                               1,639,313

Cash and cash equivalents, beginning of period                    41,104
                                                             -----------
Cash and cash equivalents, end of period                     $ 1,680,417
                                                             ===========


        The accompanying notes are an integral part of this statement.

                 THE J. RISH GROUP, INC.
          (FORMERLY BEST OF AMERICA CORPORATION)              Page 2 of 2
                  BATON ROUGE, LOUISIANA

                 STATEMENT OF CASH FLOWS
               YEAR ENDED DECEMBER 31, 1998



Supplemental cash flow information:

Cash paid for interest                                       $    58,057
                                                             ===========
Cash paid for income taxes                                   $         -
                                                             ===========

Non-cash investing and financing activities:

On December 29, 1998, a transaction similar to a reverse acquisition of the Company was completed. No cash was exchanged during the transaction. The following assets and liablilities were received:

Current assets                                               $    11,970
Furniture and fixtures                                             3,992
Land                                                             469,150
Other assets                                                       3,258
Accounts payable                                                 323,937
Other liabilities                                                  7,251
Notes payable                                                     79,057



        The accompanying notes are an integral part of this statement.

1. ORGANIZATION AND NATURE OF BUSINESS

  The J. Rish Group, Inc., formerly Best of America Corporation, was incorporated on April 1, 1988, in the State of Colorado. The Company emerged from the development stage in 1996 and was in the business of constructing, selling and managing self-service and full service car wash facilities and other types of properties in the United States; however, activity was nominal, with gross sales in 1997 of less than $100,000 and a net loss of $232,001. The Company was basically dormant in 1997 and 1998.

  During fiscal 1998, Best of America Corporation merged into a shell corporation primarily to change its name to The J. Rish Group, Inc. (the Company) and to change its state of domicile to Louisiana. In conjunction with the merger, preferred stock was exchanged on a two-for-one basis and common stock was exchanged on a one-for-one basis.

  Also during 1998, four companies owned by the majority shareholder, were acquired by the dormant public company. The subsidiaries took over operating control of the combined entity. This is considered to be a capital transaction in substance, rather than a business combination and has been accounted for in a manner similar to a reverse acquisition. (See Note 3)

  The new Company operates outpatient rehabilitation centers located in Louisiana and Mississippi. The Company provides supportive services to individuals at outpatient facilities. These services include rehabilitative services such as physical, occupational and speech therapy. The Company had two facilities that started operations during 1997, two other facilities that began full operations at the beginning of 1998 and two facilities that started operations during 1998.

2.SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

      The  consolidated  financial  statements  of  include   the
   accounts  of  The J. Rish Group, Inc. and all  of  its  wholly
   owned  subsidiaries.   All significant  intercompany  accounts
   and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Fixed Assets

     The Company depreciates its property and equipment utilizing the straight line method over periods of five to seven years.
   Depreciation expense was $113,454 for the year ended  December
   31, 1998.

    Loss Per Share

     In  February 1997, the Financial Accounting Standards  Board
   (FASB) issued SFAS No. 128, Earnings Per Share. SFAS No. 128 supercedes and simplifies the existing computational guidelines under Accounting Principles Board (APB) Opinion No. 15, Earnings Per Share.

     The statement is effective for financial statements issued for periods ending after December 15, 1997. Among other changes, SFAS No. 128 eliminates the presentation of primary earnings per share and replaces it with basic earnings per share for which common stock equivalents are not considered in the computation. It also revises the computation of diluted earnings per share. The Company has adopted SFAS No. 128 and there is no material impact to the Company's earnings per share, financial condition, or results of operations.

     The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period.

    Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and other highly liquid debt instruments with an original maturity of less than three months.

  Inventories

     The Company values its inventory which consists principally of supplies at cost using the first-in, first-out method.

    Financial Instruments

     The Company's short term financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and short-term notes payable. The carrying amounts of such financial instruments approximate fair value because of the short term maturities of these instruments.

    Net Patient Revenue

     Net  patient  service revenue represents the  estimated  net realizable  amounts  from  patients, third-party  payors,  and
   others   for  services  rendered.   For  revenue  recognition,
   revenue is recorded when services are performed.

    Third-Party Contractual Adjustments

     Contractual adjustments represent the difference between the Company's established billing rate for covered services and amounts reimbursed by third-party payors, pursuant to reimbursement agreements. These adjustments are included in net patient revenue.

    Allowance for Doubtful Accounts

     The allowance for uncollectible accounts is established based on prior experience and management's assessment of collectibility.

    Long-Lived Assets

      In accordance with Statement of Financial Accounting Standards No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets to be Disposed Of, the Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under FAS 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

    Amortization of Intangible Assets

     Amounts paid for outpatient rehabilitation centers in excess of  the fair value of assets and liabilities has been recorded
   as  goodwill.   This amount is being amortized  over  a  three
   year life using the straight-line method.

  Income Taxes

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    Stock-Based Compensation

      The Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock is recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period. There were no transactions applicable to stock-based compensation during 1998.

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair-value-based method of accounting for stock based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

3. ACQUISITION

  On December 29, 1998, the Company was combined with other companies owned by the majority shareholder in a transaction similar to a reverse acquisition. During this transaction the dormant public company acquired the following companies, which were wholly owned by the majority shareholder, into The J.
  Rish Group: Baton Rouge Outpatient Rehab, Inc., Feliciana Outpatient Services, Inc., S.W. Mississippi Outpatient Rehab of Woodville, Inc., S.W. Mississippi Outpatient Rehab of Glouster, Inc., S.W. Mississippi Outpatient Rehab of Natchez, Inc., S.W. Mississippi Outpatient Rehab of Port Gibson, Inc., N.E. Outpatient Rehab Services of Delhi, Inc., N.E. Louisiana Outpatient Rehab of Monroe, Inc. and J Co, Inc. (collectively the CORFs).

  The CORFs, which engage in outpatient rehabilitation activity, became wholly owned subsidiaries of the Company through the exchange of 16,000,000 shares of the Company's common stock for all of the outstanding stock of the CORFs. However, due to the CORF's having operating control of the combined Company after the transaction the CORFs are deemed to be equal to the accounting acquirer in a reverse acquisition.

  The   accompanying  statement  of  operations  and  cash  flows
  reflect only the activity of the CORF's for the year ended December 31, 1998. Information for the statement of operations  for  the period ended December  31,  1997  for  the
  CORFs was not available to be included in the accompanying financial statements. Adjustments were made to the Company's stockholder equity section to reflect the substance of the transaction to common and preferred stock and accumulated
  deficit  of  the  new  combined   entity  and  to  adjust   the
  accumulated deficit of the former Company for all periods prior to December 29, 1998.

  Summarized results of operations of the companies as if they were combined for the period from January 1, 1998 through December 29, 1998, the date of acquisition, are as follows:

                                        The J. Rish
                                        Group, Inc.

               Net sales               $    6,049,201
               Net loss               ($      716,176)

4. OPTIONS

  The Company paid $2,500 and $1,500 for options to purchase the present office building and adjacent land for $160,000 and $110,000, respectively. As of December 31, 1998, the options had not been exercised.


5. NOTES PAYABLE


                                                        Due Within   Due After
                                                        One Year     One Year

Note payable to an individual dated
December, 1998, in original amount of $34,486,
payable in monthly installments of $900 and
including interest at 10%.  Collateralized by the
car wash.                                                $    7,698   $ 26,788

Note payable to a related party of a tract of land in
Louisiana, dated October, 1997, in original amount
of $39,683, payable in annual installments of $9,921
and bearing interest at 10%.  Collateralized by the
land in Louisiana.                                           24,730     19,841

Note payable to a bank with various dates, in original
amount of $123,367, payable in monthly installments
with the final payment due in September 1999,
and bearing interest at rates between 6.94% and 7.30%.
Collateralized by inventory, equipment and accounts
receivable.                                                 111,398          -

Note payable to a bank dated December, 1996, in
original amount of $325,000, payable in monthly
installments with the final payment due in April 1999,
and bearing interest at 9.50%.  Collateralized by
inventory, equipment and accounts receivable.               119,203          -

Note payable to a bank dated February 1998,
payable in monthly installments with the final
payment due in February 1999, and bearing interest
at 10.5%.  Collateralized by equipment.                     115,661          -

Note payable to a bank dated January 1998,
payable in monthly installments with the final
payment due in January 1998, and bearing interest
at 8.25%.  Guaranteed by a relate                           150,000          -



                                                         $ 528,690    $ 46,629


6. STOCKHOLDERS' EQUITY

    Preferred Stock

   The preferred stock is non-voting, non-cumulative, non-participating, convertible preferred stock. The stock is convertible into two shares of common stock of the Company. As a result of the acquisition the preferred stock was deemed to have no value in the transaction and was adjusted to zero at December 31, 1998.

   Common Stock

   As a result of the acquisition, the value of the common stock outstanding was adjusted to reflect the substance of the transaction. An additional 16,000,000 shares were issued on December 29, 1998 to complete the acquisition.

   Accumulated Deficit

   The beginning accumulated deficit of The J. Rish Group, Inc., formerly Best of America Corporation, was adjusted to reflect only the accumulated deficit of the acquirer (the CORF's).
   (See Note 3)

7.    THIRD-PARTY RATE ADJUSTMENTS AND REVENUE

  Approximately 90% of the net client service revenues were derived under federal third-party reimbursement programs. These revenues are based, in part, on cost reimbursement principles and are subject to audit and retroactive adjustment by the respective third-party fiscal intermediaries. In the opinion of management, retroactive adjustments, if any, may be material to the financial position, results of operations or cash flows of the Company. The net amount owed to Medicare at December 31, 1998 was approximately $945,000.

8.  INCOME TAXES

  Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different period. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The deferred tax asset of approximately $136,000 resulting from the loss carryforward described below has been fully reserved.

  The Company currently has net operating loss carryforwards aggregating approximately $400,000 which expire in 2014.


9. RELATED PARTY TRANSACTIONS

 In addition to the leases described in Note 10, and the loans described in Note 5, the Company has identified the following related party transactions with stockholders and companies in which the majority stockholder has partial ownership:

       1. The Company has a month-to-month agreement to operate a car wash owned by an entity controlled by the Company's majority shareholder. The Company pays a monthly rental of $1,100 for which it receives all revenues from the car wash and is responsible for its operating expenses.

       2.  The   Company   purchased  leasehold improvements from
       a company related through the majority shareholder. The purchases amounted to $33,645 for the year ended December
       31, 1998.

       3.  The   Company   repaid   $205,293  in  advances  from
       shareholders during the year ended December 31, 1998.

 The   Company  has  an  unsecured,  non-interest  bearing   note
 receivable   from  the  majority  shareholder  of  $83,000   at
 December 31, 1998.

 The Company has receivables unsecured, non-interest bearing from affiliates totaling $85,668 at December 31, 1998.

10. COMMITMENTS AND CONTINGENCIES

 The  Company leases office facilities under leases extending  to
 2002.   The majority of the leases have renewal options of  two
 to three years at rates comparable to the present charges. Rental expense for the year ended December 31, 1998 was
 $362,060.   The  Company anticipates that  rental  expense  for
 these leases will continue at rates commensurate with the 1998 amount over the next four years. Minimum rental commitments are as follows:

                     1999                $ 147,680
                     2000                  115,570
                     2001                   41,220
                     2002                   34,375
                                         $ 338,845

 Included in rent expense for 1998 is $27,500 of rent paid  to  a
 related  party  for  the use of office space.   Commitments  to
 this related party are included in the above schedule.

 A subsidiary of the Company is named as a defendant in a lawsuit regarding a promissory note. The note was assumed by a stockholder of the Company in a previous year and is not reflected on the books of the subsidiary. However, since the
 subsidiary  was  the  original  maker  on  the  note,   it   is
 contingently  liable.   The suit is for approximately  $120,000
 plus 8% interest from May 31, 1999 plus 20% of fees on principal and interest. The outcome of this suit is unknown and has not been recorded in the accompanying financial statements.


11.  STOCK OPTION PLANS

  The Company has a fixed employee stock-based compensation plan and a performance-based plan. Under the fixed plan, the Company may grant options for up to 10% of common stock shares issued and outstanding. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. The maximum term of the options is 10 years, and they vest at the end of 5 years. Under the performance-based plan, the Company may grant options at its discretion. The exercise price of performance-based options is equal to the market price of the Company's stock on the date of the grant. There are no options outstanding at December 31, 1998.

12. SUBSEQUENT EVENTS

   The following acquisitions were made subsequent to year end:

     1) In April, 1999 the Company purchased a 30-bed rehabilitation hospital in Monroe, LA for a total purchase price of $500,000.

     2) In March, 1999,the Company purchased an outpatient rehabilitation clinic in Greenville, MS for $85,000.

     3) In May, 1999, the Company purchased a mental health clinic in Miami, FL for $125,000.

   All acquisitions will be accounted for using the purchase method of accounting.

13. RETIREMENT PLAN

  The Company adopted a 401(k) retirement plan effective June 1,
  1998.   The Plan covers employees who are at least 21 years  of
  age with one or more years of service. The Company does not offer a match or any other type of contribution to the plan.

14.  STOCK COMPENSATION PLAN

  The Company adopted an executive stock compensation plan in December of 1998 in order to retain, attract and motivate key employees, officers and executive personnel. The plan will be administered by a compensation committee consisting of two non-employed directors. The Company did not compensate any covered persons in the 1998 fiscal year.


15. CONCENTRATIONS OF CREDIT RISK

 The Company grants credit without collateral to its clients, most of whom are local residents and are insured under third-party payor Agreements. Revenues from clients and third-party payors were as follows:

      Net Revenues

      Medicare                   90%
      Medical and IMS             4%
      PPOs                        3%
      Other Third-Party Payors    3%
                                100%

 The  Company  maintains its cash balances in  various  financial institutions located in areas of operation. The balances are insured by the Federal Deposit Insurance Corporation up to
 $100,000.   At December 31, 1998, the Company's uninsured  cash
 balances totaled $339,579.

16. STOCK OPTIONS GRANTED

 During 1997, the Company entered into a consulting contract that granted the consultant the option to purchase up to
 1,000,000 shares of common stock at varying prices. During 1998, the consultant exercised options for the purchase of 600,000 shares at .16 cents per share. In consideration for the 600,000 shares, the Company received $6,000 in cash and cancelled $90,000 of accounts payable to the consultant.